Exhibit 99.1

News Release

Financial Analysts and Media Contact:

Susan Giles (972) 855-3729

Atmos Energy Announces Retirement of Robert W. Best

DALLAS (April 2, 2013)—Atmos Energy Corporation (NYSE: ATO) today announced that Robert W. Best, who was serving as executive chairman, has retired from the company, effective April 1, 2013. Subsequent to his retirement, the company’s Board of Directors appointed Best as chairman of the board. Best joined Atmos Energy Corporation in March 1997 and served as chairman, president and chief executive officer until October 2008 and chairman and chief executive officer from October 2008 to October 2010, when he was appointed executive chairman.

Prior to joining Atmos Energy, Best served in a variety of leadership roles for companies in the energy industry from 1974 to 1997, including Consolidated Natural Gas Company, Transco Energy Company, Transcontinental Gas Pipe Line Corporation and Texas Gas Transmission Corporation. A native of Nappanee, Indiana, Best received his undergraduate degree from Indiana State University in 1968 and his law degree from the University of Indiana in 1974.

Best has long been active in national and local civic, charitable and industry organizations, having formerly served as chairman of the American Gas Association, American Gas Foundation, Southern Gas Association and the Dallas Regional Chamber of Commerce.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is one of the country’s largest natural-gas-only distributors, serving about three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. For more information, visit www.atmosenergy.com.

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